Exhibit 99.1
ENACT REPORTS THIRD QUARTER 2026 RESULTS; ANNOUNCES $0.24 QUARTERLY DIVIDEND
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GAAP Net Income of $159 million, or $1.15 per diluted share
Adjusted Operating Income of $164 million, or $1.19 per diluted share
Return on Equity of 12.0% and Adjusted Operating Return on Equity of 12.4%
Primary Insurance in-force of $275 billion, a 1% year-over-year increase
PMIERs Sufficiency of 158% or approximately $1.8 billion
Book Value Per Share of $38.30 and Book Value Per Share excluding AOCI of $40.47
Increased Full-Year Capital Return Guidance to approximately $600 million

Raleigh, NC, November 4, 2026 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the third quarter of 2026.

“Enact’s performance this quarter reflects the strength of our business, the commitment of our team and the value we provide to our customers,” said Rohit Gupta, President and CEO of Enact. “We continued to execute against our strategic priorities, prudently manage risk and invest for the future, strengthening our ability to deliver sustainable value for our stakeholders, while helping more people responsibly achieve the dream of homeownership.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	3Q26	2Q26	3Q25
Net Income (loss)	$159	$175	$163
Diluted Net Income (loss) per share	$1.15	$1.25	$1.10
Adjusted Operating Income (loss)	$164	$177	$166
Adj. Diluted Operating Income (loss) per share	$1.19	$1.26	$1.12
NIW ($B)	$14	$15	$14
Primary Persistency Rate	81%	80%	83%
Primary IIF ($B)	$275	$274	$272
Net Premiums Earned	$242	$245	$245
Losses Incurred	$47	$33	$36
Loss Ratio	20%	14%	15%
Operating Expenses	$50	$52	$53
Expense Ratio	21%	21%	22%
Net Investment Income	$74	$73	$69
Net Investment gains (losses)	$(6)	$(2)	$(3)
Return on Equity	12.0%	13.0%	12.4%
Adjusted Operating Return on Equity	12.4%	13.2%	12.6%
PMIERs Sufficiency ($)	$1,827	$1,894	$1,904
PMIERs Sufficiency (%)	158%	161%	162%

Third Quarter 2026 Financial and Operating Highlights
•Net income was $159 million, or $1.15 per diluted share, compared with $175 million, or $1.25 per diluted share, for the second quarter of 2026 and $163 million, or $1.10 per diluted share, for the third quarter of 2025. Adjusted operating income was $164 million, or $1.19 per diluted share, compared with $177 million, or $1.26 per diluted share, for the second quarter of 2026 and $166 million, or $1.12 per diluted share, for the third quarter of 2025.
•New insurance written (NIW) was $14 billion, down 7% from the second quarter of 2026 primarily from lower refinance activity, and flat from the third quarter of 2025. NIW for the current quarter was comprised of 95% monthly premium policies and 93% purchase originations.
•Persistency remained elevated at 81%, up from 80% in the second quarter of 2026 and down from 83% in the third quarter of 2025. Approximately 89% of loans in our portfolio carry mortgage rates below 7%.
•Primary insurance in-force (IIF) was $275 billion, approximately flat from $274 billion in the second quarter of 2026 and up approximately 1% from $272 billion in the third quarter of 2025.
•Net premiums earned were $242 million, down 1% from $245 million in the second quarter of 2026 and down 1% from $245 million in the third quarter of 2025, both the sequential and year-over-year decrease is primarily driven by higher ceded premiums from our continued use of quota share reinsurance which also drives partially offsetting impacts to expenses and losses. The decrease was partially offset by premium growth in attractive adjacencies and primary IIF growth.
•Losses incurred for the third quarter of 2026 were $47 million and the loss ratio was 20%, compared to $33 million and 14%, respectively, in the second quarter of 2026 and $36 million and 15%, respectively, in the third quarter of 2025. The current quarter’s $37 million reserve release compares to a reserve release of $37 million, and $45 million in the second quarter of 2026 and third quarter of 2025, respectively. Excluding reserve releases, losses were higher sequentially primarily from higher new delinquencies consistent with seasonal patterns and higher year-over-year as newer books progressed on their expected loss development pattern partially offset by a lower claim rate in the current period.
•Operating expenses in the current quarter were $50 million, and the expense ratio was 21%. This is compared to $52 million and 21%, respectively, in the second quarter of 2026 and $53 million and 22%, respectively, in the third quarter of 2025. The sequential and year-over-year decrease was primarily driven by favorable ceding commissions and continued prudent expense management. Based on performance year to date, operating expense guidance, excluding reorganization costs, has been adjusted to the lower end of the $205 million to $210 million range provided last quarter.
•Net investment income was $74 million, up from $73 million in the second quarter of 2026 and up from $69 million in the third quarter of 2025, driven by higher portfolio book yields.
•Net investment gains (losses) in the quarter were $(6) million, as compared to $(2) million sequentially and $(3) million in the same period last year. The activity is primarily driven by the identification of assets that upon selling allow us to recoup losses through higher net investment income.
•Annualized return on equity for the third quarter of 2026 was 12.0% and annualized adjusted operating return on equity was 12.4%. This compares to the second quarter of 2026 results of 13.0% and 13.2%, respectively, and to third quarter of 2025 results of 12.4% and 12.6%, respectively.

Capital and Liquidity
•During the quarter we announced a quota share reinsurance agreement with a panel of highly-rated reinsurers that will cede approximately 35% of a portion of expected new insurance written for the 2028 book year.
•We paid approximately $33 million, or $0.24 per share, dividend in the third quarter.
•EMICO completed a dividend of $200 million to EHI in the third quarter that will primarily be used to support our ability to return capital to shareholders and bolster financial flexibility.
•Enact Holdings, Inc. held $286 million in cash and cash equivalents plus $427 million of invested assets as of September 30, 2026. Combined cash and invested assets are up $52 million from the prior quarter, primarily due to the dividend from EMICO partially offset by the return of capital.

•AM Best upgraded the insurance financial strength rating for EMICO and EMIC-NC to A from A- and upgraded the long-term issuer rating for EHI to bbb from bbb-, the outlook for the ratings are stable.
•PMIERs sufficiency was 158% and $1.8 billion above the PMIERs requirements, compared to 161% and $1.9 billion and 162% and $1.9 billion above the PMIERs requirements respectively in the second quarter of 2026 and the third quarter of 2025. The decrease was primarily driven by the EMICO dividend to EHI.

Recent Events
•We repurchased approximately 2.4 million shares at an average price of $48.19 for a total of approximately $118 million in the quarter. Additionally, through November 3, 2026, we repurchased approximately 1.3 million shares at an average price of $45.68 for a total of $57 million. Approximately $200 million remains of our previously announced $500 million repurchase authorization.
•Today we announced the Company’s Board of Directors declared a $0.24 per common share, payable on December 17, 2026, to shareholders of record on November 25, 2026.
•We now anticipate a total 2026 capital return of approximately $600 million reflecting our continued strong financial position and confidence in our business; the final amount and form of capital returned to shareholders will depend on business performance, market conditions, and regulatory approval

Conference Call and Financial Supplement Information
This press release, the third quarter 2026 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss third quarter financial results in a conference call tomorrow, Thursday, November 5, 2026, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast will also be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly owned subsidiary Enact Mortgage Insurance Corporation since 1980, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, guidance concerning the future return of capital and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release.

Factors or events that we cannot predict, including risks related to an economic downturn or a recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our most recent Annual Report on Form 10-K and other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss),” “adjusted operating income (loss) per share," and “adjusted operating return on equity." Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items, and gain (loss) on the extinguishment of debt. The Company excludes net investment gains (losses), gains (losses) on the extinguishment of debt and infrequent or unusual non-operating items because the Company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended September 30, 2026 and 2025, as well as for the three months ended June 30, 2026.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	3Q26	2Q26	3Q25
REVENUES:
Premiums	$242,296	$244,656	$244,688
Net investment income	74,447	73,211	68,611
Net investment gains (losses)	(5,983)	(2,234)	(2,834)
Other income	2,094	1,675	990
Total revenues	312,854	317,308	311,455

LOSSES AND EXPENSES:
Losses incurred	47,358	33,264	35,885
Acquisition and operating expenses, net of deferrals	47,915	49,467	50,500
Amortization of deferred acquisition costs and intangibles	2,068	2,123	2,344
Interest expense	12,475	12,485	12,897
Total losses and expenses	109,816	97,339	101,626

INCOME BEFORE INCOME TAXES	203,038	219,969	209,829
Provision for income taxes	44,129	45,131	46,332
NET INCOME	$158,909	$174,838	$163,497

Net investment (gains) losses	5,983	2,234	2,834
Costs associated with reorganization	675	971	189
Taxes on adjustments	(1,398)	(673)	(635)
Adjusted Operating Income	$164,169	$177,370	$165,885

Loss ratio (1)	20%	14%	15%
Expense ratio (2)	21%	21%	22%
Earnings Per Share Data:
Net Income per share
Basic	$1.16	$1.25	$1.11
Diluted	$1.15	$1.25	$1.10
Adj operating income per share
Basic	$1.20	$1.27	$1.13
Diluted	$1.19	$1.26	$1.12
Weighted-average common shares outstanding
Basic	137,353	139,505	147,434
Diluted	138,294	140,315	148,340

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with restructuring costs increased the expense ratio one percentage point for the three months ended September 30, 2026, and zero percentage points for the three months ended June 30, 2026 and September 30, 2025.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	3Q26	2Q26	3Q25
Investments:
Fixed maturity securities available-for-sale, at fair value	$5,898,481	$6,161,975	$6,068,501
Short term investments	45,093	49,123	2,002
Total investments	5,943,574	6,211,098	6,070,503
Cash and cash equivalents	504,609	448,446	543,577
Accrued investment income	58,754	62,381	53,895
Deferred acquisition costs	22,165	22,192	22,521
Premiums receivable	66,228	66,661	48,648
Other assets	121,049	112,364	114,114
Deferred tax asset	74,610	32,999	23,185
Total assets	$6,790,989	$6,956,141	$6,876,443

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$617,308	$598,686	$572,054
Unearned premiums	77,324	80,938	96,031
Other liabilities	153,689	135,750	146,958
Long-term borrowings	745,616	745,232	744,114
Total liabilities	1,593,937	1,560,606	1,559,157
Equity:
Common stock	1,357	1,381	1,456
Additional paid-in capital	1,408,290	1,521,281	1,826,764
Accumulated other comprehensive income	(294,363)	(83,296)	(41,785)
Retained earnings	4,081,768	3,956,169	3,530,851
Total equity	5,197,052	5,395,535	5,317,286
Total liabilities and equity	$6,790,989	$6,956,141	$6,876,443

Book value per share	$38.30	$39.06	$36.53
Book value per share excluding AOCI	$40.47	$39.66	$36.82

U.S. GAAP ROE (1)	12.0%	13.0%	12.4%
Net investment (gains) losses	0.5%	0.2%	0.2%
Costs associated with reorganization	0.1%	0.1%	0.0%
(Gains) losses on early extinguishment of debt	0.0%	0.0%	0.0%
Taxes on adjustments	(0.1)%	(0.1)%	0.0%
Adjusted Operating ROE(2)	12.4%	13.2%	12.6%

Debt to Capital Ratio	13%	12%	12%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity